EXHIBIT 99.1

Contacts:	KLX Energy Services
Keefer M. Lehner, EVP & CFO
(832) 930-8066
IR@klx.com

Dennard Lascar Investor Relations
Ken Dennard / Zach Vaughan
(713) 529-6600
KLXE@dennardlascar.com

KLX Energy Services Holdings, Inc. Closes on

New $232 Million Senior Secured Notes and $125 Million ABL Credit Facility

HOUSTON – March 12, 2025 - KLX Energy Services Holdings, Inc. (Nasdaq: KLXE) (“KLX”, the “Company”, “we”, “us” or “our”) announced today that it has closed on refinancing its existing 2025 senior secured notes by issuing approximately $232 million of senior secured notes due March 2030 together with warrants to purchase common stock of the Company. The Company also announced it has closed on its new ABL credit facility due March 2028 with a $125 million commitment, a first-in-last-out facility with a $10 million commitment, and a committed incremental loan option with a $25 million commitment.

About KLX Energy Services Holdings, Inc.

KLX is a growth-oriented provider of diversified oilfield services to leading onshore oil and natural gas exploration and production companies operating in both conventional and unconventional plays in all of the active major basins throughout the United States. The Company delivers mission critical oilfield services focused on drilling, completion, production, and intervention activities for technically demanding wells from over 50 service and support facilities located throughout the United States. KLX’s complementary suite of proprietary products and specialized services is supported by technically skilled personnel and a broad portfolio of innovative in-house manufacturing, repair and maintenance capabilities. More information is available at www.klx.com.

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